EXHIBIT (10) (n)

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of the 1st day of March, 2002, by and between CTE Services, Inc., a Pennsylvania corporation, having an office at 100 CTE Drive, Dallas, Pennsylvania 18612 (hereinafter referred to as “CTE”) and James DePolo d/b/a WESTMINSTER MARKETING ASSOCIATES, with an office at P.O. Box 12469, Jackson, Wyoming 83002 (hereinafter referred to as “Consultant”).

In consideration of the mutual promises and agreements herein contained, other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bond hereby, the parties hereto agree as follows:

1.  Duties of Consultant:

The Consultant shall serve as Chief Operating Officer of Commonwealth Telephone Enterprises, Inc. and its subsidiaries (the “Company”), with such duties as are customarily associated with such position. The Consultant shall use his best efforts, skills and abilities to perform his duties hereunder as directed by the Chief Executive Officer of the Company. The Consultant shall perform such supervisory and management functions as may be commensurate with such position and such other duties as may be from time to time delegated to the Consultant by the Chief Executive Officer of the Company (the “Services”).

2.  Other Agreements:

It is understood that Consultant may from time to time act as a consultant to or enter into similar agreements with other companies which do not compete with the Company or interfere with Consultant’s duties hereunder without the necessity of obtaining prior approval of CTE.

3.  Consulting Fees:

CTE agrees to pay Consultant $24,167.00 per month for satisfactory performance of Consultant’s Services hereunder (“Consulting Fees”). Both parties agree that the Consulting Fees may be adjusted from time to time during the term of the Agreement upon mutual agreement of both parties.

4.  Expenses/Other Compensation

4.1  CTE shall reimburse the Consultant for travel, lodging, entertainment and other reasonable out-of-pocket expenses actually incurred by the Consultant in fulfilling his duties hereunder. The Consultant shall provide CTE with such written evidence of such expenditures as CTE may reasonably request. CTE shall, within its financial means and constraints provide the Consultant with suitable office facilities, equipment, supplies and staff as is commensurate with his position as COO.

4.2  Consultant shall also be entitled to participate in the Company’s Equity Incentive Plan and annual short-term incentive plan as may be commensurate with his position as COO of the Company. However, the Consultant is not currently eligible for any other employee benefit plans of the Company unless specifically set forth in this Section 4.2.

4.3  If the Company is sold to or merged with a third party or a “Change of Control” event (as defined by the Company’s Equity Incentive Plan) takes place during the term of this Agreement, Consultant will be entitled to all rights and benefits afforded to other Executive Officers of the Company as a result of said sale, merger or change of control.

5.  Term and Termination:

The term of this Agreement shall commence on the date above written and shall continue until terminated by either party, with or without cause, upon sixty (60) days’ prior written notice to the other party. Upon termination, all documents, working papers and other pertinent information relating to the Services being performed hereunder in Consultant’s possession, or under Consultant’s control, shall be forwarded to CTE and CTE shall make payment, in accordance with paragraph three (3) hereof, for all valuable and satisfactory Services actually received by CTE as of the date of termination.

6.  Independent Contractor:

6.1  Consultant shall provide Services hereunder on a professional basis as an independent contractor, and during the performance of Services under this Agreement, consultant or Consultant’s employees shall not be considered employees of CTE within the meaning or the application of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, workmen’s compensation, industrial accident, labor or taxes. Consultant or Consultant’s employees shall not be considered CTE’s employees within the meaning or application of CTE’s employees’ fringe benefit programs for the purpose of vacations, holidays, pension, group life insurance, accidental death, medical hospitalization, and surgical benefits.

6.2  CTE shall not be responsible for any acts, omissions or negligence of Consultant, not shall CTE have any responsibility for wages, benefits, insurance, taxes or other liabilities of any nature whatsoever to Consultant, except as specifically stated herein. However, Consultant shall have all requisite power and authority to represent the Company in his position as Chief Operating Officer thereto.

7.  Indemnification:

7.1  Consultant shall indemnify and hold CTE, its employees, agents, affiliates, subsidiaries, and parent company harmless from any liability of any nature or kind for bodily injury (including death) or property damage (including damage to intellectual property), caused by or arising out of Consultant’s acts or omissions, and at Consultant’s expense shall defend any suits or other proceedings brought against CTE, its employees, agents, affiliates, subsidiaries or parent company on account thereof, and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against CTE, its employees, CTE, its employees, agents, affiliates, subsidiaries or parent company in connection therewith.

7.2  CTE shall indemnify and hold Consultant harmless to the same extent as other executive officers of the Company to the fullest extent permitted by Pennsylvania law.

8.  Insurance:

8.1  The Consultant shall obtain and maintain, in full force and effect until the completion of Services performed hereunder, such insurance as will cover any obligations and liabilities of the Consultant, Consultant’s agents and employees which may result from Services performed under the terms of this Agreement. Consultant agrees to obtain and maintain insurance to protect Consultant from claims under worker’s or workmen’s compensation acts and other employee benefit acts, any claims for damages because of bodily injury (including death), and from claims for damages to automobiles, vehicles, or other real or personal property which may arise out of or result from Services performed hereunder, whether such Services are performed by Consultant, Consultant’s agents, or anyone directly or indirectly employed by Consultant.

8.2  CTE or the Company shall obtain and maintain, in full force and effect until the completion of services performed hereunder, Director and Officer Liability Insurance coverage as is normal and customary for directors and officers of the Company and list Consultant as a covered party under said coverage.

9.  Proprietary Information:

The Consultant shall promptly disclose to CTE, in writing, any and all improvements, techniques, processes, concepts and ideas, conceived by the Consultant during the scope of this Agreement, whether alone or with others and whether during regular working hours and through the use of facilities and property of CTE, its affiliates, subsidiaries or parent company, which in any way relate to the business and procedures of CTE, its affiliates, subsidiaries or parent company. All such improvements, techniques, processes, concepts and ideas shall be the sole and exclusive property of CTE, and, upon its request at any time or from time to time during the term or after the termination of this Agreement, the Consultant shall (a) deliver to CTE all records relating to such improvements, techniques, processes, concepts and ideas that may be in Consultant’s possession or otherwise available to Consultant, and (b) execute and deliver to CTE such applications and other documents as it may reasonably require in order to vest in itself full title hereto.

10.  Non-Disclosure of Information:

Both during the term of this Agreement and thereafter, Consultant shall not, without the prior written consent of CTE, divulge to any third party, or use for Consultant’s own benefit or for any purpose other than the exclusive benefit of CTE, its affiliates, subsidiaries or parent company, any confidential information concerning the business and affairs of CTE obtained during the term of this Agreement, including, but not limited to, information relating to inventions, improvements, processes, techniques and other trade secrets and to relationships with actual or potential customers and the needs and requirements of any such actual or potential customers; it being the intent hereof that the Consultant or the Consultant’s employees, agents or subcontractors shall not so divulge or use any such information which is unpublished or not readily available to the general public, provided, however, that nothing herein contained shall restrict the Consultant’s ability to make such disclosures during the course of the Consultant’s Services as may be necessary or appropriate to the effective and efficient discharge of Consultant’s duties hereunder.

11.  Non-Solicitation:

Consultant shall not, at any time during the term of this Agreement and for a period of two (2) years following the termination of this Agreement, either directly or indirectly, solicit or entice away or attempt to solicit or entice away from CTE any employee of CTE, its affiliates, subsidiaries or parent entity.

12.  Conflicts of Interest:

12.1  In performing the required Services under this Agreement, it is Consultant’s Responsibility to avoid: (a) any actual or apparent conflict between Consultant’s duties or obligations to other parties and such duties and obligations assumed under this Agreement, and (b) disclosure of information which would, or would appear to, violate such duties and obligations assumed under this Agreement.

12.2  It is agreed that if, subsequent to the execution of this Agreement, Consultant Finds that a conflict develops because of a relationship created or intended to be created between Consultant and any third party, Consultant shall immediately notify CTE, who shall have the right, as its sole discretion, to terminate this Agreement on 24 hours’ notice. Upon exercise of such rights of termination, CTE’s only obligation to Consultant shall be to reimburse Consultant in accordance with this Agreement and any amendments issued hereunder for Services rendered to the date of termination.

13.  Representations and Warranties:

Consultant represents and warrants as follows:

a.  all Services to be performed under the terms of this Agreement will be performed in a thorough and professional manner in conformance with industry standards;

b.  Consultant is experienced in the type of Services which the consultant is engaged to provide hereunder;

c.  All work performed hereunder shall be and remain the property of CTE and that Consultant will not use or disclose the same to others; and

d.  Consultant is under no obligation or restriction now shall assume any such obligation or restriction, which would in any way interfere or be inconsistent with the Services to be furnished by Consultant under this Agreement.

14.  Mark and Trade Name:

Notwithstanding any other provision of this Agreement, Consultant shall have no right to use the mark or trade name of CTE, or refer to CTE directly or indirectly, in connection with any product, promotion or publication without the prior written approval of CTE.

15.  Notices:

All notices relating to this Agreement shall be in writing and be delivered by hand or sent by registered or certified mail, return receipt requested, addressed to the address of the other party stated above or to such changed address as the other party may have fixed by notice, provided that any notice of change in address shall be effective only on receipt.

16.  Binding Effect; Assignability:

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by Consultant and any attempted assignment or delegation thereof shall be void.

17.  Waiver:

Failure on the part of either party to insist upon strict compliance by the other with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition nor shall such be construed as a waiver of any subsequent breach.

18.  Severability:

The invalidity or unenforceability of any provision hereof, or the application of any provision hereof to any circumstances, shall in no way affect the validity or enforceability of any other provision or the application of such provision to any other circumstances.

19.  Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

20.  Survival:

The representations, rights and obligations hereof shall survive and continue after any expiration or terminations of this Agreement and shall bind CTE and Consultant and their legal representatives, successors, heirs and assigns. Consultant agrees to comply, and do all things necessary for CTE to comply, with all applicable federal, state and local laws, regulations and ordinances.

21.  Entire Agreement:

This Agreement constitutes the entire understanding of the parties relating to the subject matter herein, and cannot be changed or modified unless such change of modification is made in writing and signed by a duly authorized representative of each party. This Agreement supersedes all previous oral, written or other communication between the parties concerning the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have hereunto set their hand and seal, all as of the day and year first above written.

CTE SERVICES, INC.

By:	/s/ MICHAEL J. MAHONEY
Michael J. Mahoney President and Chief Executive Officer

James DePolo d/b/a WESTMINSTER MARKETING ASSOCIATES

By:	/s/ JAMES DEPOLO
James DePolo Principal